Miller Funds
Change in Accountants (Unaudited)
April 30, 2018


On February 8, 2018, the Audit Committee of Miller Investment
 Trust (Committee) appointed and formally engaged Deloitte
& Touche LLP (Deloite) as the Funds independent registered public accounting firm for the fiscal year ending October
31, 2018. The selection was based on a number of factors including improving the level of service and managing fund expenses.

RSM US LLP s (RSM) reports on the Funds financial statements for the periods prior to November 1, 2017 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods ended prior to November 1, 2017, there were no disagreements between the Funds and RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period.

During the periods ended prior to November 1, 2017, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the periods ended prior to November 1, 2017, neither the Funds nor anyone on its behalf has consulted with Deloitte regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds financial statements, and neither a written report was provided to the Funds nor oral advice was provided that Deloitte concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304
(a)(1)(v) of Regulation S-K).





June 29, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 77K of The Miller Convertible Bond Fund,
Miller Convertible Plus Bond Fund, and the Miller
Intermediate Bond Funds Form N-SAR dated June 29, 2018, and we agree with the statements made therein concerning our firm.

Yours truly,

/s/ RSM US LLP